Asset Backed Securities Portfolio Analysis
Aegis Mortgage Corporation
ABSC AEG 2006-HE1
7,503 records
All records
Balance: 1,101,821,450

Selection Criteria: All records
Table of Contents

1. Summary
2. Non Zero DTI

1. Summary

Negative Amortization Loans: 0.00
Silent Second: 36.57
Investment Property and Cashout: 2.09
Investment Property/Cashout/IO: 0.00
Loans with 80 LTV: 36.59
Loans with 100 CLTV: 33.42

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2. Non Zero DTI

				Weighted	Weighted	Weighted
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	% Owner
Non Zero DTI	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	Occupied
5.01 - 10.00	15	$2,003,222.78	0.18%	587	85.87%	8.28%	100.00%
10.01 - 15.00	51	5,359,187.01	0.49	624	78.71	8.088	84.73
15.01 - 20.00	160	16,490,319.72	1.5	610	77.95	7.917	94.48
20.01 - 25.00	314	34,141,817.14	3.1	611	77.75	8.021	96.2
25.01 - 30.00	558	70,699,112.31	6.43	618	78.33	7.83	96.13
30.01 - 35.00	859	110,555,155.97	10.05	609	78.9	7.836	95.93
35.01 - 40.00	1,197	173,118,994.93	15.74	617	80.02	7.853	95.81
40.01 - 45.00	1,583	244,729,177.48	22.24	620	80.63	7.807	95.68
45.01 - 50.00	2,061	325,750,694.63	29.61	618	81.48	7.785	96.37
50.01 - 55.00	661	111,282,918.17	10.11	611	77.98	7.738	93.6
55.01 - 60.00	35	6,078,639.05	0.55	602	73.84	7.65	86.47
Total:	7,494	$1,100,209,239.19	100.00%	616	80.03%	7.82%	95.65%
Wtd Avg DTI: 41.24
Min DTI: 5.20
Max DTI: 57.30

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
1/21/2006 13:49

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.